Exhibit  12.1
                                                                      12/3/2003
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                     and the year to date September 30, 2003



                                                                                                                         Nine
                                                                                                                        Months
                                                                                                                         Ended
                                                                          Year ended December 31,                     September 30,
                                                           1998       1999        2000        2001          2002          2003
                                                           ----       ----        ----        ----          ----          ----
                                                         ----------------------------Thousands of Dollars--------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                          $612,521    $659,745    $698,802    $652,468    $  770,194    $ 678,953
  Interest expense, net of amounts capitalized           261,505     219,150     237,872     247,788       226,732      164,719
  Distrib on shares subj to mandatory redemption          22,354      24,662      25,549      24,775        24,599       11,317
  AFUDC - Debt funds                                       4,664      11,010      20,197       9,569         6,854        5,076
         Earnings as defined                            $901,044    $914,567    $982,420    $934,600    $1,028,379    $ 860,065




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $194,559    $193,968    $222,530    $220,627    $  208,148    $ 139,876
   Interest on affiliated loans                                                                                845          261
   Interest on interim  obligations                       11,012       9,865      10,759      14,638         1,160          388
   Amort of debt disc, premium  and expense, net          42,506      11,171      11,668      11,740        12,857       11,622
  Other interest  charges                                 18,091      15,157      13,112      10,354        10,577       17,648
  Distrib on shares subj to mandatory redemption          22,354      24,662      25,549      24,775        24,599       11,317
         Fixed charges as defined                       $288,522    $254,823    $283,618    $282,134    $  258,186    $ 181,112



RATIO OF EARNINGS TO FIXED CHARGES                          3.12        3.59        3.46        3.31          3.98         4.75
                                                           =====       =====       =====       =====         =====         ====

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Note:    The above figures have been adjusted to give effect to ALABAMA Power
         Company's 50% ownership of Southern Electric Generating Company.